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                                  EXHIBIT 10.2

                       Prescription Drug Service Agreement

                                     Between

               ChoiceCare Long Island, Inc. d/b/a Vytra Healthcare

                                       And

                   National Medical Health Card Systems, Inc.

THIS AGREEMENT, between ChoiceCare Long Island, Inc. d/b/a Vytra Healthcare, a New York corporation hereinafter referred to as "Vytra Healthcare", and National Medical Health Card Systems, Inc., a New York corporation, hereinafter referred to as "Health Card", shall be effective for a period of three (3) years commencing on December 1, 1995 and terminating on November 30, 1998, unless sooner terminated pursuant to the terms hereof.

WHEREAS, Vytra Healthcare is a health maintenance organization; and

WHEREAS, Vytra Healthcare desires to obtain high quality Pharmacy Services for its Members; and

WHEREAS, Health Card has developed a system for paying claims and furnishing other related services through a network of pharmacies and mail order facilities; and

WHEREAS, Health Card desires to arrange for quality Pharmacy Services to Vytra Healthcare Members; and

WHEREAS, Health Card and Vytra Healthcare desire to set forth herein their mutual agreement as to the terms and conditions under which Health Card will arrange for pharmacy services to Vytra Healthcare Members, as well as the delegation of credentialling and recredentialling of pharmacies and claims processing related to the furnishing of such services to Members.

NOW, THEREFORE in consideration of the mutual promises and considerations to be paid, the parties hereto agree and covenant with the other, as follows:

1.    DEFINITIONS

      (a) "Actual Costs" shall mean the total amounts paid to the Participating Pharmacies or the Members for the Covered Products.

      (b) "Base Rate" shall mean a dollar amount per member per month for Covered Products based on a specified Utilization Rate. The initial Base Rates for each calendar month during the term of this Agreement is as set forth on Exhibit A.

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            However, the Base Rates are subject to change pursuant to Paragraph
            4 of this Agreement.

      (c) "Capitation Rate" shall mean the Base Rate plus the amount, on a per member per month basis, equal to Health Card's administrative fee and profit, all as set forth on Exhibit A.

      (d) "Claim" shall mean a request for payment received by Health Card from a Participating Pharmacy or a Member for Pharmacy Services rendered to a Member.

      (e) "Copayment" shall mean the amount required by a Subscriber Agreement for Pharmacy Services and paid to the Participating Pharmacy by the eligible Member at the time the Covered Product is dispensed.

      (f) "Covered Products" include those drugs that require Prescription by federal law, dispensed in a maximum amount sufficient to treat an acute phase of illness: (i) up to the greater of a maximum amount of 100 unit doses or a 34 day supply of medication per Copayment, except certain maintenance medications that may be dispensed in a quantity in excess of 100 unit doses or a 34-day supply through a mail order provider; (ii) a 90-day supply for mail orders; (iii) nutritional supplements (formulas) for the therapeutic treatment of phenylketonuria, branched-chain ketonuria, galactosernia, and homosystinurial ("Nutritional Supplement"); and (iv) insulin, diabetic equipment, and other diabetic supplies obtained on the same day for up to a 60 day supply per Copayment. Covered Products exclude federal legend drugs with over-the-counter (OTC) equivalents, except for those Members enrolled in Vytra Healthcare's Medicaid HMO program, for whom such drugs are included, as set forth in Paragraph 3(g).

      (g) "Enrollee" shall mean an individual who, through an agreement with Vytra Healthcare which is entered into by such individual or by a group on his or her behalf, is entitled to receive benefits from Vytra Healthcare pursuant to the terms of a Subscriber Agreement.

      (h) "Generic Equivalent" shall mean a prescription drug available from more than one drug manufacturer which has the same active therapeutic ingredient as a brand or trade name innovator prescription drug.

      (i) "Member" or "Members" shall mean, in the case of family coverage, the Enrollee, the Enrollee's spouse, and each of the Enrollee's unmarried dependent children, if those persons are declared by the Enrollee to be eligible for coverage in the Enrollee's application for membership in Vytra Healthcare and have met the requirements of eligible dependent under the Enrollee's Subscriber Agreement. In the case of single coverage Member refers to the Enrollee only.


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      (j)   "Non-Participating Pharmacies" shall mean pharmacies which are not
            Participating Pharmacies in the Health Card network of pharmacies.

      (k) "Participating Pharmacies" shall mean those retail and mail order licensed pharmacies which have been credentialed in accordance with Health Card's credentialling program and criteria and which have contracted with Health Card under the terms of the Health Card's Pharmacy Provider Service Agreement to provide Pharmacy Services to Members in accordance with the terms of this Agreement.

      (l) "Health Card's credentialling program and criteria" shall be applicable to all Participating Pharmacies and shall meet the criteria defined in Exhibit B attached hereto and made part hereof.

      (m) "Pharmacy Services" shall mean dispensing of Covered Products pursuant to a Prescription written by a Prescriber, excluding Covered Products dispensed by a Hospital or other inpatient facility.

      (n) "Prescriber" shall mean a licensed Physician or other person duly licensed to prescribe drugs.

      (o) "Prescription" shall mean a verbal or written order by a Prescriber authorizing the dispensing of Covered Products which includes the name and identification of the Member, the date and sufficient information for compounding, labeling, and dispensing.

      (p) "OTC Drug Equivalent" shall mean an adequate substitute for a prescription medication i.e., a drug product that contains the same therapeutic moiety (chemical entity) but may have a different salt or ester, or is a different dosage form or strength. As a way of example and illustration purposes only - the drug "Naprosyn" has an OTC Drug Equivalent in the product "Aleve".

      (q) "Subscriber Agreement" shall mean a written description of medical, health and hospital services to which Members are entitled to receive including each of the following: (i) the Agreement for Comprehensive Health Services or other Certificate of Coverage between a Member and Vytra Healthcare describing medical, hospital and health benefits; (ii) the Vytra Healthcare Platinum Subscriber Agreement or other document or description of services by which Vytra Healthcare provides services to a Medicare beneficiary enrolled in Vytra Healthcare's Medicare Risk HMO Program; (iii) the Medicaid Services Members Benefit Package of Nassau County, Suffolk County and Queens County or other document or description of services by which Vytra Healthcare provides services to a Medicaid recipient enrolled in Vytra Healthcare's Medicaid HMO program and
            (iv) all applicable benefit amendments issued to Members under such agreements, documents and description of services, whether now existing or


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            hereinafter adopted. Vytra Healthcare shall be responsible for delivering to Health Card copies of the applicable Pharmacy Services provisions of the Subscriber Agreements regarding the respective benefit levels and coverages for the different categories of Members and all amendments thereto.

      (r) "Utilization Rate" shall mean the number of Pharmacy Services per member per month.

      (s) "Variance" shall mean the difference between the Base Rate and the Actual Costs calculated on a per Member per month basis (e.g. Base Rate minus Actual Costs).

      (t) "Formulary" shall mean the therapeutic drug listing established from time to time by Vytra Healthcare. No changes to the then existing Formulary shall be effective unless and until Vytra Healthcare notifies Health Card, in writing, of any such changes.

2.    PROVISION OF PHARMACY SERVICES AND COVERED PRODUCTS

      (a) In consideration for and subject to the payment of the Monthly Fee, as hereinafter defined, and such other sums to be paid by Vytra Healthcare to Health Card hereunder, Health Card shall arrange and pay for the provision of Pharmacy Services to Members in accordance with the benefit levels and coverages set forth in the Members' Subscriber Agreements, provided complete copies of the provisions of the Subscriber Agreements containing such benefit levels and coverages have been delivered to Health Card. Health Card understands that the benefit levels and coverage (including the amount of Copayments) for Pharmacy Services may vary based upon a particular Member's respective Subscriber Agreement and that Health Card shall arrange for Pharmacy Services to be provided to Members in accordance with the applicable benefit level and coverage described within the applicable provisions, delivered to Health Card, of each such Subscriber Agreement. In the event of a Material Change, as hereinafter defined, in the cost of providing Pharmacy Services, other than a Material Change resulting from a change in the credentialling obligations of Health Card as set forth in Paragraph 2(g), either party may request an adjustment to the Capitation Rates by written notice to the other, which notice shall contain the proposed new Capitation Rates. For purposes hereof, a "Material Change" shall have occurred if the Actual Costs equal 115% or more of the Base Rate for any three (3) consecutive months or any two quarters in any one year. If, within ten (10) business days after delivery of such notice the parties cannot agree upon the Capitation Rates, the requesting party shall have the right to obtain and submit to the disputing party, within thirty (30) days after the expiration of such ten (10) business days' period, a report prepared by a nationally recognized actuarial firm retained by the requesting party at the requesting party's expense providing the basis for such requested changes. The disputing party may thereupon dispute such report by submitting, within thirty (30) days after receipt of the requesting party's report,


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            a written report prepared by a nationally recognized actuarial firm retained by the disputing party at the disputing party's expense. In the event that the actuaries cannot reach an agreement within ten
            (10) business days after the submission of the disputing party's report, the two actuaries shall within ten (10) days after the expiration of such ten (10) business days' period select a mutually acceptable third nationally recognized actuarial firm to submit a report within thirty (30) days after the expiration of such ten (10) business day's period, the findings of which shall bind the parties, but which shall not exceed the greater or be less than the lesser of the findings of the original actuaries. The fees of the third actuary shall be equally borne by the parties. The final, binding decision of the actuaries shall be effective retroactively to the date of the notice sent by the party requesting the change in the Capitation Rates as set forth above.

      (b) Special Requirements for Medicare. Health Card acknowledges that a portion of the Members receiving Pharmacy Services pursuant to this Agreement are enrolled in the Medicare Risk HMO program of Vytra Healthcare, and that, to the extent applicable and subject to any applicable adjustment in the Capitation Rates pursuant to Paragraph 2(a), Health Card shall, upon receipt of same from Vytra Healthcare, comply with the agreements between Vytra Healthcare and Health Care Financing Administration ("HCFA") governing the operation of Vytra Healthcare's Medicare Risk HMO program and Health Card shall, as applicable to Health Card, comply with all applicable laws, rules and regulations, governing the provision of Pharmacy Services to Medicare recipients and the operation of Vytra Healthcare's Medicare Risk program, including but not limited to, laws and regulations commonly known as the Medicare Anti-Kickback Statute and Stark I and Stark II. Vytra Healthcare will provide Health Card with copies of all of such agreements and amendments thereto and shall also provide Health Card with such laws, rules and regulations and amendments thereto which come to its attention in the normal course of business.

      (c) Special Requirements for Medicaid. Health Card acknowledges that a portion of the Members receiving Pharmacy Services pursuant to this Agreement are enrolled in Vytra Healthcare's HMO program for New York Medicaid recipients, and that to the extent applicable to Health Card and subject to any applicable adjustment in the Capitation Rates pursuant to Paragraph 2(a), Health Card shall, upon receipt of same from Vytra Healthcare, provide or arrange for the provision of the Pharmacy Services in accordance with the following documentation and requirements as the same may be amended from time to time, copies of which are attached hereto as Exhibit C: (i) Memorandum of Understanding; (ii) the NYS Department of Health Reporting Requirements, including any modifications that may be imposed on HEDIS type reporting; (iii) Network requirements, including those necessary in order to avoid any financial penalties or reductions in the amount of payment available for Medicaid HMO Enrollees and Health Card shall comply with same as applicable to Health Card; and (iv) Site visits and record reviews (to be provided in accordance with Health Card's auditing procedures


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            discussed below) imposed by any County government, the City of New
            York, and/or the State of New York by law, rule, regulation, contract or guideline for the provision of Pharmacy Services for Members enrolled in Vytra Healthcare's HMO program for New York Medicaid recipients. Vytra Healthcare will provide Health Card with copies of all of such agreements and amendments thereto and shall also provide Health Card with such laws, rules and regulations and amendments thereto which come to its attention in the normal course of business.

      (d) Availability of Pharmacy Services. Health Card shall maintain and make available an adequate and accessible delivery system for Pharmacy Services for Members in accordance with the terms of this Agreement. For purposes of this Agreement, the obligation to maintain an adequate and accessible delivery system will be met if there is one or more Participating Pharmacy located in each zip code in the Vytra Healthcare Service Area (which, as of the date of this Agreement, consists of Nassau, Suffolk and Queens Counties in New York State), except when there is no pharmacy within a zip code or a pharmacy has chosen not to participate due to circumstances beyond the reasonable control of Health Card. Each of the Participating Pharmacies shall provide all Pharmacy Services and Covered Products to Members according to the benefit levels and coverages set forth in the copies of the applicable provisions, delivered to Health Card, of the Subscriber Agreements. A Participating Pharmacy shall not be obligated to provide Pharmacy Services and Covered Products subject to this Agreement unless and until the Participating Pharmacy satisfies itself that the person requesting the prescription products is an eligible Member and the Participating Pharmacy has received the applicable Copayment required by the applicable Subscriber Agreement from the eligible Member. Notwithstanding any provision herein to the contrary, the Participating Pharmacy shall not be required to provide Pharmacy Services or Covered Products to a Member if the dispensing pharmacist determines, based on his or her professional judgment, that such Pharmacy Services and Covered Products should not be provided.

      (e) Health Card shall pay for Pharmacy Services rendered to a Member from a Non-Participating Pharmacy if Health Card shall reasonably determine that such services are not available from a Participating Pharmacy or in the event of a medical emergency such that a Member is unable to obtain Pharmacy Services from a Participating Pharmacy. In such event, a Member shall be required to submit to Health Card a Direct Reimbursement claim form and will be reimbursed at the incurred cost of the prescription minus the Copayment required by the applicable Subscriber Agreement.

      (f) Participating Pharmacies shall dispense Generic Equivalent Covered Products to Members, subject to applicable state law and Health Card's generic price list. Should a Prescription provide for a trade name product when a Generic Equivalent drug is available, then a Member whose Subscriber Agreement so provides shall be required to pay the Participating Pharmacy the price difference at the


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            contracted rate between the Generic Equivalent drug and the trade name product, plus the applicable Copayment required by the applicable Subscriber Agreement.

      (g) Delegation of Credentialling. Health Card understands and acknowledges that Vytra Healthcare has delegated to Health Card the obligations of recruiting, credentialling and recredentialling Participating Pharmacies (the "Delegated Programs"). Health Card shall perform the Delegated Programs in the manner described in Exhibit B, as the same may be amended as hereinafter provided. Vytra Healthcare shall give Health Card written notice of any changes Vytra Healthcare desires to the manner in which Health Card performs the Delegated Programs. In the event any such changes shall result in an increase in costs to Health Card, as reasonably determined by Health Card, such costs shall result in a like increase to the administrative fee portion of the Capitation Rates. Health Card shall notify Vytra Healthcare of the amount of such increase before implementing any changes requested by Vytra Healthcare. In the event Vytra Healthcare disputes the amount of the resulting increase in costs to Health Card, and the parties cannot agree upon an acceptable increase to the administrative costs portion of the Capitation Rates within ten (10) business days after Health Card notifies Vytra Healthcare of such increase, either party may refer the matter to binding arbitration before an arbitrator selected by the President of the American Arbitration Association and conducted in Suffolk County, New York, in accordance with the commercial arbitration rules of the American Arbitration Association then in effect, including the expedited procedures if applicable. The arbitrator shall be an individual experienced in the field of credentialling pharmacies. The unsuccessful party shall pay the full cost of the arbitrator and the American Arbitration Association in connection with the matter. Until the final decision of the arbitrator, the amount of the increase to the Capitation Rates determined by Health Card shall apply, unless Vytra Healthcare shall have directed Health Card, in writing within two (2) business days after Vytra Healthcare's receipt of Health Card's notice, not to implement such changes. In such event, Health Card shall not be obligated to implement such changes until the sooner of the parties agreeing on the increase in costs of implementing such changes or the final and binding decision of the arbitrator. Vytra Healthcare shall have the right to periodically audit Health Card's performance of the Delegated Programs.

3.    RESPONSIBILITIES AND RIGHTS OF HEALTH CARD

      (a) In consideration for, and subject to the payment of the Monthly Fees and such other sums to be paid by Vytra Healthcare to Health Card hereunder, Health Card shall perform Claims processing, administrative drug services, disbursements to Participating Pharmacies and Members, reconciliation of Participating Pharmacy disbursements, provider relations, credentialling of Participating Pharmacies as outlined in Exhibit B, and periodic reporting of drug utilization and other


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            management information provided in Health Card standard report format as described in Exhibit D attached hereto and made part of this Agreement.

      (b) Health Card shall notify a Participating Pharmacy of any denial, in whole or in part, of a Claim, and shall, as necessary, advise such Participating Pharmacy that the Member may not be billed for any Pharmacy Services or for monies in excess of the permitted reimbursement, except to the extent permitted by subparagraph of this Paragraph 3.

      (c) Health Card shall notify Members by way of an explanation of benefits, in such form as Health Card may use, from time to time, regarding Claims submitted directly by such Member to Health Card (a Direct Reimbursement Claim). Health Card shall forward, to Vytra Healthcare, a copy of any such explanation of benefits upon request therefor by Vytra Healthcare.

      (d) Health Card shall maintain current and complete files of all Claims received and of payments made to Participating Pharmacies and Members under this Agreement. Such files shall be available for review and copying by Vytra Healthcare pursuant to subparagraph (aa) of this Paragraph 3.

      (e) Health Card will provide Vytra Healthcare with standard utilization and management information reports and standard drug utilization review (DUR) reports, the format and schedule for delivery of such reports are attached hereto as Exhibit D. During the first six (6) months of the term of this Agreement (the "Transition Period"),
            Health Card shall allocate sum of             **             Dollars
            (the "Transition Costs") to pay the costs incurred by Health Card in revising and producing such reports at Vytra Healthcare's request, which revised additional reports, shall be incorporated in Exhibit
            D. All requests directed to Health Card for revisions or additions to such reports shall be made only by the Vice President for Professional Services or the Senior Director for Business Operations or such other representative or representatives designated by Vytra Healthcare in writing from time to time ("Account Representatives"). Health Card shall provide Vytra Healthcare with an estimate of the costs to be incurred in revising or preparing the reports prior to commencing any such services. The costs incurred by Health Card in providing such services shall be at the rates scheduled in Exhibit
            H. The parties agree that the costs incurred by Health Card in revising or producing such reports shall be the costs incurred in design and programming, including all ancillary costs. No costs shall incur for time expended by other Health Card personnel. At the end of each month during the Transition Period, Health Card shall deliver to Vytra Healthcare a statement indicating the services provided during that month and the costs associated therewith. Any costs incurred during the Transition Period in excess of the Transition Costs shall be paid to Health Card by Vytra Healthcare.

          ** Confidential portion filed separately with the Commission.

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      (f)   Health Card will instruct the Participating Pharmacies to collect the Copayment required by a Subscriber Agreement from each Member for Covered Products dispensed pursuant to a Prescription.

      (g) Health Card will instruct the Participating Pharmacies that, except for Medicaid Members, no over-the-counter (OTC) drug, except Nutritional Supplements or insulin, including otherwise prescription drugs with OTC equivalents, shall be provided to a Member unless the OTC drug has been especially included in the Vytra Healthcare Formulary. However, the foregoing shall not apply to those Members covered by Medicaid, to whom OTC drugs may be provided, regardless of their inclusion in the Vytra Healthcare Formulary.

      (h) Health Card shall provide Pharmacy Services in accordance with the then applicable benefit levels and coverages provided in the Subscriber Agreements, provided copies of the applicable provisions of such Subscriber Agreements setting forth the benefit levels and coverages have theretofore been delivered by Vytra Healthcare to Health Card.

      (i) Health Card shall contract with Participating Pharmacies to fill Prescriptions for Pharmacy Services and Covered Products for the quantity prescribed by the Prescriber, up to a maximum of the greater amount of 100 Unit doses or a 34-day supply per Prescription at a retail Participating Pharmacy or up to a 90 day supply by a mail order Participating Pharmacy. In the event that either of the above quantity limitations significantly exceed the Member's remaining period of eligibility, as shown on the identification card or as determined through other eligibility information, the Participating Pharmacy may provide a supply limited to five (5) days beyond the indicated term of eligibility.

      (j) Health Card shall include in all of its Health Card Pharmacy Provider Service Agreements a requirement that, except for collecting the applicable Copayment from Members, the Participating Pharmacy shall look solely to Health Card for any other sums due the Participating Pharmacy in connection with Pharmacy Services and the Participating Pharmacy shall not bill, charge, collect a deposit from, attempt to obtain compensation or reimbursement from or have any recourse against the Members. Health Card agrees to take all reasonable steps necessary to protect the Members and Vytra Healthcare from any such claims. Notwithstanding the foregoing, the Participating Pharmacy may seek payment from a Member provided that Health Card has previously agreed that the drug is not a Covered Product, the Participating Pharmacy has informed the Member that the drug is not a Covered Product and the Member understands that he or she is solely responsible for the Participating Pharmacy's fee for such service, or if a Member is ineligible for coverage. In connection therewith, should a dispute arise, Health Card agrees to take all steps necessary to protect Vytra Healthcare from a Participating Pharmacy or Member who may seek redress against Vytra Healthcare, except in connection with disputes resulting from the design of


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            benefits provided by Vytra Healthcare or Vytra Healthcare's decision to not cover a specific item or to hold a specific member ineligible for benefits, for which no indemnity is provided hereunder. Notwithstanding anything to the contrary contained herein, the forgoing indemnity shall in no way affect the validity or enforceability of any claims Health Card may have against the Members or Vytra Healthcare, including, but not limited to claims against Vytra Healthcare for nonpayment of sums due or other defaults, if any, by Vytra Healthcare, pursuant to this Agreement.

      (k) Health Card shall receive Vytra Healthcare's approval of all communications regarding the Vytra Healthcare Formulary prior to distribution. Health Card shall provide Vytra Healthcare with copies of all communications that it provides to its network of Participating Pharmacies from time to time regarding management and operation of the Participating Pharmacy network and Pharmacy Services for Vytra Healthcare.

      (l) Health Card shall perform fraud review and maintain a drug utilization management program. In administering the drug utilization management program, Health Card shall:

            (i) produce and provide to Vytra Healthcare quarterly drug utilization management reports including exception screening of high-use Members, by number or dollars; Members using multiple pharmacies; and Members with greater than four (4) Prescriptions for controlled substances in a quarter;

            (ii) provide to Vytra Healthcare Prescriber profiles, including incidence of generic prescribing and DUR alerts and Formulary Compliance reports within 60 days of the Vytra Healthcare Formulary being finalized and receipt of readable physician file data with all required data elements. Such reports shall be delivered to Vytra Healthcare pursuant to the time periods noted on each report listed in Exhibit D.

            (iii) provide Vytra Healthcare with clinical reviews used in Health
                  Card P&T Committee and provide support in conjunction and cooperation with Vytra Healthcare case management team. During the Transition Period, Health Card shall provide one thousand (1,000) hours of clinical support to assist Vytra Healthcare in managing drug utilization. Following the Transition Period, Health Card shall provide Vytra Healthcare each month fifty
                  (50) hours of clinical support for the services to be provided herein. Any services rendered by Health Card in excess of the foregoing respective amounts shall be provided at the clinical rate outlined in Exhibit H attached hereto and made part hereof.


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            (iv)  pay for mailings concerning formulary management to
                  Participating Pharmacies.

      (m) Health Card shall perform periodic audits of the prescription records of a percentage of Participating Pharmacies to review compliance with coverage limitation as set forth in this Agreement and professional practice standards and to confirm that proper documentation is maintained pursuant to federal and state law, rule and regulation. Upon request by Vytra Healthcare, Health Card shall perform on-site audits of specific Participating Pharmacies to review compliance with this Agreement up to 20 per quarter. A description of Health Card's Participating Pharmacy audit process, including the frequency and selection process, is attached hereto as Exhibit E.

      (n) Health Card shall provide Vytra Healthcare with a magnetic tape of encounter information, two times per month, with the following information for each Prescription dispensed by Participating
            Pharmacies: store identification, Member identification, date of service, prescription number, designation of new or refill Prescription, quantity, drug identification (NDC number and/or drug name), Prescriber identification, total price, Copayment and net cost.

      (o) Health Card shall be the exclusive provider to Vytra Healthcare of Pharmacy Services and Covered Products as defined in this Agreement.
            However, notwithstanding the foregoing, up to  **   per annum of the
            number of Claims by Members for Pharmacy Services may be arranged or provided by other pharmacy service providers, by individual physicians or groups of physicians associated with Vytra Healthcare.
            If more than    **    per annum of the number of such Claims are
            contracted to other pharmacy providers, Health Card shall have the right to terminate this Agreement upon ninety (90) days' prior notice to Vytra Healthcare or to renegotiate with Vytra Healthcare the Capitation Rate per Member.

            It is understood that in the event physician groups associated with Vytra Healthcare arrange to have Pharmacy Services provided or arranged by another provider, Health Card can no longer perform DUR, case management or reporting functions for Members using the services of such physician groups. Health Card would not be responsible for the analyses and reporting of prescribing habits of any physician group providing pharmacy prescription benefits to Members independently or through another pharmacy vendor.

      (p) Health Card shall exercise its best efforts to maintain network pharmacy participation at no less than the number of pharmacies available on the first day of this contract period. Health Card will not be deemed responsible for shrinkage of the network due to pharmacy closings, consolidations, or changes in the reimbursement schedule, provided however, that in such event, Vytra Healthcare may elect to terminate this Agreement upon ninety (90) days' prior notice to Health Card if a sufficient network is not maintained, as provided in

         ** Confidential portion filed separately with the Commission.

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            subparagraph (d) of Paragraph 2 of this Agreement. Health Card agrees not to terminate a major chain of Participating Pharmacies participating in the Health Card pharmacy network as of the date of this Agreement without the prior approval of Vytra Healthcare, provided however, if Vytra Healthcare withholds its consent and the continued inclusion of any such pharmacy as a Participating Pharmacy results in an increase to Actual Costs, Vytra Healthcare shall pay the amount of such increase in Actual Costs, quarterly, to Health Card. Vytra Healthcare shall have the right during the term of this Agreement to request, in writing, that Health Card add specific pharmacies as Participating Pharmacies, provided however, if the inclusion of such pharmacy or pharmacies results in an increase to Actual Costs, Vytra Healthcare shall pay the amount of increase in Actual Costs, quarterly to Health Card. Health Card shall notify Vytra Healthcare of the amount of such increase before adding such pharmacies as Participating Pharmacies. In the event of a dispute as to the amount of the increase to the Actual Costs, as set forth above, either party may avail itself of the procedure set forth in Paragraph 2(a). Until the final decision of the actuaries, the amount of the increase to the Actual Costs determined by Health Card shall apply, unless Vytra Healthcare shall have directed Health Card, in writing within two (2) business days after Vytra Healthcare's receipt of Health Card's notice, not to add such pharmacies as Participating Pharmacies. In such event, Health Card shall not be obligated to add such pharmacies as Participating Pharmacies until the sooner of the parties agreeing on the increase in Actual Costs of adding such pharmacies as Participating Pharmacies or the final and binding decision of the actuaries.

      (q) Health Card shall continue to maintain a Pharmacy and Therapeutics Committee.

      (r) Health Card shall exercise best efforts to assist Vytra Healthcare in developing physicians' profiles and identifying and implementing cost-effective disease management programs

      (s) In addition to the reports described in Exhibit D, Health Card shall, from time to time following the Transition Period, provide such additional reports as Health Card and Vytra Healthcare shall mutually agree (the "Additional Reports"), in accordance with procedures agreed upon by Health Card and Vytra Healthcare. In addition to the compensation set forth herein, Vytra Healthcare shall compensate Health Card for the Additional Reports as set forth in the rate schedule in Exhibit H attached hereto and made part of this Agreement. All requests for Additional Reports must be made by a designated Account Representative.

      (t) Health Card shall process 90% of all Claims submitted within 10 days and 99% within 15 days of receipt by Health Card of a completed claim form, provided the claim form contains all the information necessary for Health Card to process such claim. Health Card shall make all reasonable efforts to process each Claim within 30 days of receipt of such Claim form and shall answer telephone calls from

            Members or Participating Pharmacies within an average of 30 seconds or less. Health Card shall reimburse to Vytra Healthcare the sum of fifty ($0.50) cents for each Claim not processed as provided above. Vytra Healthcare shall be permitted to audit Health Card's conformance with the foregoing requirements pursuant to the provisions of Paragraph 3(aa).

      (u) Health Card shall ensure that 95% of mail order prescriptions, which do not require pharmacy or physician intervention, for Covered Products be dispensed to the Member within 48 hours and 99% within 72 hours of receipt of a complete Prescription setting forth all information necessary to fulfill the Prescription. Health Card shall make all reasonable efforts to ensure that all mail order prescriptions are dispensed within 120 hours of receipt of a complete Prescription.

      (v) Health Card will maintain a reasonable disaster recovery program with respect to computer malfunctions.

      (w) Health Card shall provide additional support services to Vytra Healthcare which may be agreed upon between Health Card and Vytra Healthcare at rates mutually agreed upon between Vytra Healthcare and Health Card.

      (x) Health Card shall be responsible for performing those administrative services which are directly related to the arrangement of Pharmacy Services to Members under this Agreement. Such services shall include but not be limited to: (i) maintenance of an adequate pharmacy network as required by Paragraph 2(d), (ii) member services customer relations staff to answer Participating Pharmacies, Member's and Vytra Healthcare's questions, (ii) data collection and report generation, and (iii) the services of operational staff to coordinate and administer the payment or reimbursement of all Claims.

      (y) Health Card shall require each Participating Pharmacy to be licensed, certified or otherwise duly authorized to operate as a pharmacy in accordance with all applicable federal and state law and Health Card's credentialling program and criteria outlined in Exhibit B. Upon request of Vytra Healthcare, pursuant to Paragraph 5(j), Health Card shall remove a pharmacy as a Participating Pharmacy for provision of Pharmacy Services to Members.

      (z) Health Card will be assisted by Integrated Pharmaceutical Services ("IPS") (or a successor/replacement organization) in providing formulary management services to Members. All inquiries regarding such services shall be directed to Health Card's Director of DUR or such other person designated by Health Card. If Health Card determines same is necessary or is otherwise unable to answer any such inquiry to Vytra Healthcare's reasonable satisfaction, Health Card shall refer such inquiries, within one (1) business day of receipt of such inquiry or notice from Vytra Healthcare that Health Card's response is unsatisfactory, to IPS and shall notify Vytra Healthcare of IPS' response. If such response is not satisfactory, Health Card shall either seek clarification or, in its discretion, use reasonable efforts to arrange for direct communication between Vytra Healthcare and IPS as to such inquiry.

      (aa) Upon request, but not more than once every quarter, Health Card agrees to provide Vytra Healthcare and its authorized representatives access to all information, records and other documents relating to Health Card's performance of its responsibilities under this Agreement for Vytra Healthcare's audit, inspection or copying, without cost to Vytra Healthcare, during regular business hours. Use and disclosure of such documents by Vytra Healthcare shall be subject to Paragraph 17 of this Agreement. Vytra Healthcare's audit results may be used to measure Health Card's compliance with its obligations under this Agreement, including but not limited to, Health Card's conformance with the Delegated Program and for quality assurance purposes. The parties agree that this Paragraph 3(aa) shall survive the termination of this Agreement.

4.    COMPENSATION

      (a) The parties agree that for purposes of the calculations and other determinations required hereunder, and as is otherwise necessary for purposes of this Agreement, each Member shall be deemed assigned to one of the following categories of Members, as applicable: (i) those Members enrolled in Vytra Healthcare's Medicare Risk HMO program;
            (ii) those Members enrolled in Vytra Healthcare's HMO program for New York Medicaid recipients; and (iii) all other Members. The calculations and determinations required hereunder, and as is otherwise necessary for purposes of this Agreement shall be made separately for each of the foregoing categories of Members using such category's applicable components and other information (e.g. each category of Members shall have its own Monthly Fee, Capitation Rate, Risk Sharing Amount, Base Rate, Utilization Rate, Variance, Actual Costs, etc.)

      (b) Vytra Healthcare shall pay to Health Card during the term of this Agreement, without any set-off, prior to demand therefor or any deductions whatsoever, in advance on the first day of each and every calendar month during the term of this Agreement, a fee (the "Monthly Fee") equal to the product obtained by multiplying the then applicable Capitation Rate times the total number of Members enrolled on the first day of such month. The initial Capitation Rates are as set forth on Exhibit A attached hereto and made a part hereof and are subject to change as herein provided.

      (c) Effective as of December 1, 1996 and as of the first day of each and every December thereafter, the Base Rate (and as a result, the applicable Capitation Rate) shall change by applying to the calculation of the Base Rate a new Utilization Rate equal to the actual Utilization Rate for the previous Fiscal Year, as mutually agreed to by the parties. If by December 10 of the applicable Fiscal

            Year, the parties have not agreed upon the Utilization Rate for such Fiscal Year, either party may immediately refer the dispute to resolution pursuant to the procedure set forth in Subparagraph 2(a). The new Utilization Rate shall then be in effect for the entire Fiscal Year commencing as of such first day of December. For purposes hereof, Fiscal Year shall mean the one year period commencing December 1 and expiring on the immediately following November 30. The parties agree that to account for the effect of mail order Pharmacy Services on the actual Utilization Rate, when determining the actual Utilization Rate, Health Card shall determine and add to the total number of Pharmacy Services per Member, the additional number of Pharmacy Services that would have been filled if such mail order Pharmacy Services were for a 30 day maximum supply of the respective Covered Product.

      (d) The parties acknowledge that due to circumstances beyond their control, Actual Costs may exceed Base Rate during any given period of time and, as a result thereof, the parties are at risk of bearing an unintentioned financial burden. Accordingly, the parties have agreed to share the risk of such an occurrence by calculating, on a quarterly basis, the sum of the Variances for the three (3) months comprising the previous calendar quarter (the "Aggregate Variance) and the appropriate party making a lump-sum payment to the other of the Risk Sharing Amount, as hereinafter defined, if any. Such payment will be due and payable ten (10) days after the Risk Sharing Amount is determined.

            (i) The "Risk Sharing Amount", shall be calculated at the beginning of each and every calendar quarter during the term of this Agreement and shall equal the product obtained by multiplying the total number of Members enrolled during each month of the previous calendar quarter by the sum of the following amounts

                  (1) 50% of the following: The Aggregate Variance up to the amount of the First Risk Sharing Corridor, as defined below.

                  (2) 75% of the following: The Aggregate Variance, less the amount of the First Risk Sharing Corridor, up to the amount of the Second Risk Sharing Corridor, as defined below.

                  (3) 85% of the following: The Aggregate Variance, less the amount of the First and Second risk sharing corridors, up to the amount of the Third Risk Sharing Corridor, as defined below.

                  (4) 90% of the following: The Aggregate Variance, less the amount of the First, Second and Third Risk Sharing Corridors, up to the amount of the Fourth Risk Sharing Corridor, as defined below.

            (ii)  For purposes of calculating the Risk Sharing Amount:

            *     First Risk Sharing Corridor shall be 10% of the Base Rate.

            *     Second Risk Sharing Corridor shall be 5% of the Base Rate.

            *     Third Risk Sharing Corridor shall be 5% of the Base Rate.

            *     Fourth Risk Sharing Corridor shall be 80% of the Base Rate.

            (iii) If: (x) the Aggregate Variance for the previous calendar quarter is a positive number, then Health Card shall pay the Risk Sharing Amount to Vytra Healthcare or at Vytra Healthcare's option offset such amount against the next amounts to be paid by Vytra Healthcare to Health Card under this Agreement, and if (y) the Aggregate Variance for the previous quarter is a negative number, then Vytra Healthcare shall pay the Risk Sharing Amount to Health Card.

Payments of Risk Sharing Amount shall account for retroactive terminations and additions effective during the previous quarter. All rebates actually received by Health Card for Pharmacy Services received by Members shall be delivered by check to Vytra Healthcare.

Any decrease or reduction to the Actual Costs which is attributable to the utilization of mail order Pharmacy Services by Members shall be for Vytra Healthcare's sole benefit. Health Card shall monitor mail order utilization and calculate the savings, if any. The savings resulting from mail order Pharmacy Services that have been remitted to Health Card as a result of the Risk Sharing Amount calculation shall be paid to Vytra Healthcare on a quarterly basis.

Except as specifically provided in this Agreement, Vytra Healthcare shall have no obligation to pay to Health Card any other amounts or payments for costs or expenses incurred by Health Card in providing or arranging the Pharmacy Services; it being understood by the parties that any other amounts shall be the sole obligation and responsibility of Health Card.

      (e) Retroactive Member eligibility additions are permitted. Payment by Vytra Healthcare to Health Card for permitted retroactive additions shall be made at the applicable Capitation Rate for each month or a portion of a month, as applicable, of retroactivity. Retroactive terminations of Members are permitted. In the event of a retroactive termination, Health Card shall promptly refund to Vytra Healthcare (or, at Vytra Healthcare's option, such amount may be offset against other payments due to Health Card under this Agreement) the Capitation Rate applicable to a Member for each month of retroactive termination; provided however, that in the event a Member has been provided Pharmacy Services during any months subject to retroactive termination, then Health Card shall be entitled to retain an amount equal to the Actual Cost incurred by Health Card, but shall, in no event include any amount attributable to administrative expenses or profit.

      (f) Vytra Healthcare shall pay the Capitation Rate to Health Card for Members who first become eligible to receive Pharmacy Services on a day other than the first day of the month on a prorated basis. By way of example and illustration only, if a Member becomes eligible to receive or becomes no longer eligible to receive Pharmacy Services on the fifteenth (15th) day of the month, Vytra Healthcare shall pay to Health Card or Health Card shall pay to Vytra Healthcare, as the case may be, fifty (50%) percent of the Capitation Rate attributable to such Member for that month. At Vytra Healthcare's option, Vytra Healthcare shall be entitled to make an appropriate adjustment in the next month's payment of the Capitation Rate.

      (g)   (i)   In the event Health Card grants, to any health maintenance organization, health insurer, self-insured fund or trust, or any other similar type of organization (1) whose plan is substantially similar to Vytra Healthcare's in design and demographic; (2) whose service area is substantially similar to Vytra Healthcare; and (3) who will receive substantially similar services to those received by Vytra Healthcare hereunder (hereinafter after a "Comparable Insurer") more favorable capitation rates than those provided in this Agreement, Health Card shall promptly notify Vytra Healthcare and: (x) if the number of members enrolled with the Comparable
                  Insurer is greater than, but does not exceed twice the number of Vytra Healthcare Members and Vytra Healthcare and Health
                  Card does not offer such better capitation rates to Vytra
                  Healthcare, Vytra Healthcare shall have the right, within ten
                  (10) days of receipt of such notice to terminate this Agreement; and (y) if the number of members enrolled with the Comparable Insurer is equal to or less than the number of Vytra Healthcare Members, Vytra Healthcare shall thereupon receive the more favorable capitation rates on a prospective basis to the date such prices and terms were implemented for such Comparable Insurer and if requested by Vytra Healthcare, Health Card shall amend this Agreement to contain the more favorable capitation rates.

            (ii) Failure by Health Card to promptly deliver to Vytra Healthcare the notice required in (i) above shall be considered a material breach of this Agreement entitling Vytra Healthcare to immediately terminate this Agreement and/or to receive from Health Card the difference between the Capitation Rates paid by Vytra Healthcare and the more favorable capitation rates commencing on the date the more favorable capitation rate were implemented for such Comparable Insurer.

            (iii) Notwithstanding (i) and (ii) above, Health Card shall have no responsibility or obligations to Vytra Healthcare with regard to capitation rates implemented for a Comparable Insurer with enrolled members in excess of twice the number of Vytra Healthcare Members.

5.    RESPONSIBILITIES AND RIGHTS OF Vytra Healthcare

      For all purposes of this Agreement, Vytra Healthcare shall have the following responsibilities and rights:

      (a) Vytra Healthcare shall provide Health Card with a list of all eligible Members for each month, including designation of current additions and deletions, in the electronic format mutually agreed upon.

      (b) Vytra Healthcare shall designate one representative to serve on the Health Card P & T Committee.

      (c) The Vice President for Professional Services of Vytra Healthcare, or others as designated by Vytra Healthcare, will have the assistance of Health Card in the education of Prescribers as indicated by DUR exception reports and other drug utilization review activities, in the pursuit of proper and appropriate drug utilization. Vytra Healthcare will be responsible for all communications, including formulary information, to its physicians.

      (d) Vytra Healthcare will electronically deposit the Monthly Fee into a bank account designated by Health Card by the 7th day of each month during the term of this Agreement. If the Monthly Fee is not so deposited by 5:00 p.m. on the 15th day of the month in which such payment is due, Vytra Healthcare shall pay to Health Card a late fee in an amount equal to the greater of one thousand ($1,000.00) dollars per day from the first day of such month date due or interest at the rate of one and one-half percent (1.5%) per month, both calculated from the first day of the calendar month in which such payment was due to the date of payment. The payment of any such late fee shall not be deemed a cure of any default hereunder or act as a waiver by Health Card of any of its rights hereunder.

      (e) Provided that such information is provided to Vytra Healthcare by Health Card, Vytra Healthcare shall periodically publish and distribute the names, addresses, and/or telephone numbers Participating Pharmacies and such other information as desired by Vytra Healthcare for purposes of informing Members and for Vytra Healthcare marketing purposes.

      (f) Vytra Healthcare will provide its Members with membership identification cards or other identification of eligibility for Pharmacy Services in a form that is approved by Health Card, which approval shall not be unreasonably withheld.

      (g) The parties will work cooperatively to contain unnecessary drug use, waste, and over-utilization and to provide Members with a high quality of care. The parties will support a drug utilization management program. In connection therewith, Health Card will assist Vytra Healthcare in communicating to Vytra Healthcare's physicians prior authorization standards for the use of those high cost drugs listed on Exhibit F.

      (h) Vytra Healthcare will pay for all costs in connection with any mailings Vytra Healthcare elects to send to its Members concerning formulary management or otherwise.

      (i) Vytra Healthcare shall be entitled to audit the books and records of Health Card pursuant to the terms of Paragraph 3(aa).

      (j) Vytra Healthcare shall be entitled to request that a Participating Pharmacy not provide Pharmacy Services to Members if in its reasonable belief, the removal of such pharmacy as a Participating Pharmacy is in the best interest of its Members. However, provided such Participating Pharmacy satisfies Health Card's credentialling criteria, Vytra Healthcare shall indemnify and hold Health Card harmless from any claims resulting from Health Card's compliance with such determination.

      (k) Vytra Healthcare shall deliver, to Health Card, all information regarding the respective benefit levels and coverages for the different categories of Members as is necessary for Health Card to provide Pharmacy Services to such Members in accordance with the applicable provisions of such Members' Subscriber Agreements as same may be amended from time to time.

6.    REPRESENTATIONS AND WARRANTIES OF HEALTH CARD

      Health Card represents and warrants to Vytra Healthcare as follows:

      (a) It is duly organized as a New York corporation and validly existing in the State of New York and has all right, power and authority to enter into, execute and perform this Agreement.

      (b) The execution and delivery of this Agreement and the performance of the transactions contemplated hereby are duly authorized and approved by all necessary corporate action and that the person signing this Agreement on behalf of Health Card has the necessary authority to bind Health Card. The execution and performance of this Agreement and any agreement contemplated hereby, will not constitute a breach or violation of (i) Health Card's Certificate of Incorporation, (ii) any law, statute, ordinance, rule, regulation, order or decree of any governmental authority to which Health Card is subject or by which it is bound; or (iii) any mortgage, deed, agreement or other instrument to which Health Card is subject or by which it is bound.

      (c) During the term of this Agreement, Health Card shall: (i) comply with all applicable professional standards and criteria, as required by the New York Public

            Health Law, New York State licensure requirements and all federal and state applicable laws, rules and regulations; (ii) maintain appropriate prescription drug records for a Member receiving Pharmacy Services; and (iii) participate in clinical, educational and administrative meetings and activities, as appropriate.

      (d) During the term of the Agreement Health Card shall comply with all of the terms and conditions of the Delegated Program with regards to credentialling of Participating Pharmacies.

7.    REPRESENTATIONS AND WARRANTIES OF Vytra Healthcare

      Vytra Healthcare represents and warrants to Health Card as follows:

      (a) It is duly organized as a not-for-profit Individual Practice Association Health Maintenance Organization and validly existing in the State of New York and has all right, power and authority to enter into, execute and perform this Agreement.

      (b) The execution and delivery of this Agreement and the performance contemplated hereby are duly authorized and approved by all necessary corporate action and that the person signing this Agreement on behalf of Vytra Healthcare has the necessary authority to bind Vytra Healthcare. The execution and performance of the Agreement and any agreements contemplated hereby, will not constitute a breach or violation of; (i) Vytra Healthcare's Certificate of Incorporation; (ii) any law, statute, ordinance, rule, regulation, order or decree of any governmental authority to which Vytra Healthcare is subject or by which it is bound; or (iii) any mortgage, deed, agreement or other instrument to which Vytra Healthcare is subject or by which it is bound.

8.    INDEPENDENT RELATIONSHIP

      The relationship between Health Card and Vytra Healthcare is a contractual relationship between independent parties. Neither Health Card nor Vytra Healthcare nor any employee of Health Card or Vytra Healthcare is an agent, employee or representative of the other.

9.    INSURANCE AND MUTUAL HOLD HARMLESS

      (a) Health Card shall maintain and, upon the request of Vytra Healthcare, provide documentation of, policies of adequate comprehensive general liability insurance, in the amount of no less than $1 million per occurrence with an umbrella policy of $5 million. Such insurance policy or policies shall include a provision providing Vytra Healthcare with reasonable notice, and in any event not less than sixty (60) days prior written notification of the expiration and/or cancellation of such policies. In the event Health Card fails to continuously maintain the insurance required by this Paragraph 9(a), Vytra Healthcare may secure or pay the charges for such policy or policies and charge Health Card the cost thereof. Securing or paying the charges for such policies shall not affect Vytra Healthcare's option to terminate the Agreement pursuant to Paragraph 10(b).

      (b) Vytra Healthcare shall maintain and, upon the request of Health Card, provide documentation of, policies of adequate comprehensive general liability and professional liability insurance, such professional liability to be in amounts no less than $3 million per occurrence and $5 million in the aggregate. Such insurance policy or policies shall include a provision providing Health Card with reasonable notice, and in any event not less than sixty (60) days prior written notification of the expiration and/or cancellation of such policies. In the event Vytra Healthcare fails to continuously maintain the insurance required by this Paragraph 9(b), Health Card may secure or pay the charge for such policy or policies and charge Vytra Healthcare the cost thereof. Securing or paying the charges for such policies shall not affect Health Card's option to terminate this Agreement pursuant to Paragraph 10(b).

      (c) Vytra Healthcare and Health Card agree to indemnify, defend, and hold harmless each other, including each other's agents, officers, directors, shareholders, owners, members and employees from and against any and all liability or expense, including defense costs and legal fees, and claims for damages of any nature whatsoever, including but not limited to, bodily injury, death, personal injury, medical malpractice, property damage, breach of contract or any worker's compensation suits, liability or expense arising from their respective negligence or other wrongful act or omission or breach or default of any obligation hereunder, or of any representation, covenant or agreement contained herein.

10.   TERMINATION

      (a) The initial term of this Agreement shall commence as of December 1, 1995 and end at midnight on November 30, 1998. Thereafter, unless this Agreement shall have terminated in accordance with the terms and conditions of this Agreement, the term of this Agreement shall be automatically extended for successive one (1) year periods, each commencing from the expiration of the initial term or extended term, as applicable, and running for the successive twelve (12) month period. Notwithstanding the foregoing, either party may elect not to extend the term of this Agreement by giving written notice thereof on or before the date that is 180 days prior to the commencement of the applicable extended term. Additionally, either party may terminate this Agreement for a material breach by the other upon a ninety (90) day notice of termination ("Termination Notice") delivered by certified mail, provided that the Termination Notice specifies the nature of the breach or failure to perform. If the party upon whom the Termination Notice is served fails to cure such default within thirty (30) days of receipt of the Termination Notice then this Agreement shall terminate upon the ninety (90) day date specified in the Termination Notice.

      (b) Notwithstanding subparagraph (a), either party may elect to terminate this Agreement immediately upon written notice to the other in the event the other party: (i) files a voluntary petition for bankruptcy or reorganization; or (ii) makes a general assignment in favor of creditors; or (iii) has an involuntary petition in bankruptcy filed against it which petition is not dismissed within ninety (90) days of the return date of said petition; or (iv) is the subject of a reorganization, dissolution, liquidation or similar proceeding; or (v) fails to continuously maintain the types and amounts of insurance required by Paragraph 9 of this Agreement. In addition, Vytra Healthcare may elect to immediately terminate this Agreement in accordance with the provisions of Paragraph 4(g) or if Health Card fails to render or stops providing or arranging for Pharmacy Services to Members. The termination of this Agreement by a party pursuant to this Subparagraph (b) shall not be deemed a limitation or waiver of any of the other rights or remedies available to such party pursuant to this Agreement.

      (c) In the event of the termination of this Agreement for any reason, Health Card shall, at the option of Vytra Healthcare, continue to arrange for the provision of Pharmacy Services for the Members receiving Pharmacy Services from a Participating Pharmacy as of the effective date of termination, until such time as the Members are receiving Pharmacy Services from another appropriate provider. Vytra Healthcare shall compensate Health Card for such services in accordance with the prior agreement between the parties dated May 1, 1994.

11.   COMPLAINTS AND GRIEVANCES

      (a) Health Card shall maintain and make available to Members and Participating Pharmacies an initial complaint and resolution procedure for the purpose of fairly and expeditiously resolving a complaint initiated by a Member or a Participating Pharmacy with respect to the delivery of Pharmacy Services.

      (b) Health Card agrees to cooperate with Vytra Healthcare in resolving any grievance which a Member may have relating to the provision of Pharmacy Services and Covered Products by a Participating Pharmacy. In this regard, both parties agree to bring to the attention of the other all Member grievances involving the provision of Pharmacy Services. Health Card agrees to investigate promptly such grievances and use its best efforts to resolve the grievance in accordance with the Vytra Healthcare Grievance Procedure, a copy of which is attached hereto as Exhibit G.

12.   DISPUTE RESOLUTION

      (a) Except as specifically provided elsewhere in this Agreement, with respect to any dispute or controversy arising from or relating to this Agreement between the parties, the issue shall be decided by a single arbitrator chosen by the then President of the American Arbitration Association and held in Suffolk County,

            New York, in accordance with the commercial arbitration rules of the American Arbitration Association then in effect, including the expedited procedures, if applicable. At the request of either Health Card or Vytra Healthcare, arbitration proceedings will be conducted in private with no information concerning the proceedings being distributed or disseminated to the public; in such case, all documents, testimony, and records shall be received, heard, and maintained by the arbitrators in private, available for inspection by Health Card or Vytra Healthcare and by their respective attorneys and experts who shall agree, in advance and in writing, to receive all such information confidentially unless otherwise required to be disclosed by law or legal process and to maintain such information in secrecy until such information shall become generally known.

      (b) Notwithstanding the foregoing provisions of Subparagraph (a) above, in the event that either party has initiated arbitration proceedings alleging that the other party (i) is in violation of the provisions of paragraph 17 hereof; or (ii) has violated the provisions of Subparagraph 10 (c) hereof, the party initiating such arbitration proceedings shall be entitled to seek, in any court having competent jurisdiction, temporary injunctive relief in order to compel the performance of said provisions in accordance with their terms. In furtherance of the foregoing, the parties agree that the merits of any such dispute shall be resolved in such arbitration proceeding.

13.   AMENDMENT

      This Agreement may be amended only by the written and mutual agreement of the parties hereto. Notwithstanding the foregoing, it is understood that any material amendment or change in payment methodology under this Agreement is subject to the prior approval of the New York State Commissioner of Health at least thirty (30) days in advance of their anticipated implementation.

14.   SEVERABILITY

      If any provision of this Agreement is found to be void or illegal or unenforceable, the validity or enforceability of any and all other portions of this Agreement shall not be affected, provided however that if the void, illegal or unenforceable provision is material to the overall purpose and operation of the Agreement then the parties agree to attempt to mutually resolve the provision which was found void, illegal or unenforceable. In the event the parties are unable to mutually resolve the void, illegal or unenforceable provisions, this Agreement may be terminated by either party upon the date such provision is found to be void, illegal or unenforceable.

15.   GOVERNING LAW

      In the event of any dispute hereunder, the laws of the State of New York shall govern the validity, interpretation, performance, enforcement, construction, and all other aspects of this Agreement, without giving effect to the principles of conflict of laws. Should any of the provisions of this Agreement require interpretation, whether by a court or by an arbitrator it is agreed that the reviewing entity shall not apply a presumption that any provision shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepares or through its agent prepares the same, it being agreed that all parties and their respective agents have participated in the preparation of this Agreement and such other agreements and exhibits attached hereto.

16.   ATTACHMENTS, SCHEDULES AND APPENDICES

      Any and all attachments to this Agreement, including any and all schedules and appendices referred to in any such attachment, are incorporated hereunder by reference and made a part thereof as if the same were fully set forth in the body of this Agreement. In the event of a conflict between any provision of any schedule or exhibit hereto, and any provision contained in this Agreement, the provision of the schedule or exhibit shall control.

17.   CONFIDENTIALITY AND MEMBER'S RECORDS

      (a) Vytra Healthcare and Health Card acknowledge a duty to maintain the confidentiality of the payment terms of this Agreement, except (i) where disclosure is required by law, or legal process and then only after reasonable prior notice to the other party with sufficient time to protest or (ii) where the disclosure is made on a need to know basis to a parent, subsidiary, or affiliate corporation, and where such parent, subsidiary, or affiliate agrees to maintain the confidentiality obligations imposed by this paragraph.

      (b) Each party may, in the course of the relationship established by this Agreement disclose to the other party in confidence non-public information concerning credentialling criteria Members' names and addresses, patient treatment and/or finances, and such party's earnings, volume of business, methods, systems, practices, plans and other confidential or commercially valuable proprietary information (collectively, "Confidential Information"). Each party acknowledges that the disclosing party shall at all times be and remain the owner of all Confidential Information disclosed by such party, and that the party to which Confidential Information is disclosed shall use its best efforts, consistent with the manner in which it protects its own Confidential Information, to preserve the confidentiality of any such Confidential Information which such party knows or reasonably should know that the other party deems to be Confidential Information. Neither party shall use for its own benefit or disclose sell, transfer, publish or otherwise make available to third parties any Confidential Information of the other party without such other party's written consent except (i) as may be necessary for the effective treatment of a Member, or (ii) as may be necessary to provide such information to IPS or any such replacement organization to provide formulary management services, or (iii) as may be required by federal or state law, rule or regulation.

      (c) The parties shall maintain the confidentiality of the medical and/or prescription drug records of Members to the extent required by all applicable Federal and State laws and regulations and applicable professional standards regarding the confidentiality of patient records, and the release of any information reflected in such records to any third party shall require the consent of the Member unless otherwise permitted or required under applicable law. Notwithstanding the foregoing, Member prescription drug records maintained by Health Card shall be made available: (i) to Vytra Healthcare and the New York State Department of Health upon Vytra Healthcare's or the Department of Health's request, or (ii) as may be necessary for the effective treatment of a Member, or (iii) as may be necessary to provide such information to IPS or any such replacement organization to provide formulary management services, or (iv) as may be required by federal or state or federal law, rule or regulation. Neither party shall be in breach of this Agreement for failure to supply information from medical and/or prescription drug records to a third party which cannot be supplied due to prevailing law or for supplying such information required or permitted to be supplied under prevailing law. Consistent with the standards of confidentiality and applicable law, Health Card and Vytra Healthcare shall adopt procedures for the sharing of the Member's prescription drug records with Vytra Healthcare as needed for the continuity of care, peer review, HEDIS studies and as may be necessary for Vytra Healthcare to perform its responsibilities pursuant to this Agreement and as a health maintenance organization and to receive and maintain accreditation from the NCQA. Health Card shall include a provision in its Health Card Pharmacy Provider Service Agreement executed in 1996 and thereafter during the term of this Agreement, requiring the Participating Pharmacies maintain the confidentiality of the Members' prescription drug records to the extent required by all applicable Federal and State laws and regulations and professional standards.

18.   NOTICES

      (a) Any bill, notice or other communication which either party may desire or be required to give to the other under this Agreement shall be deemed sufficiently given or served if in writing and delivered personally or by registered or certified mail, return receipt requested, or by recognized overnight carrier as follows:

                  (i)   If to Health Card:

                        TO: National Medical Health Card Systems, Inc. 26 Harbor Park Drive
                              Port Washington, NY 11050

                              Attn: Linda Portney, President

                  (ii)  If to Vytra Healthcare:

                        TO:   Vytra Healthcare
                              Corporate Center
                              395 North Service Road
                              Melville, New York 11747

                              Attn: Neil Vogel, Sr. Director for Business
                                    Operations

The time of rendition of a bill and of the giving of such notice or other communication shall be deemed to be the time when the same is personally delivered to addressee, or three (3) business days after mailing or the first business day after delivery to the recognized overnight carrier, as herein provided.

      (b) Any communication or notice regarding a dispute pursuant to this agreement shall be deemed to have been duly made upon receipt of Health Card or Vytra Healthcare at the address specified in subparagraph (a) above with copies to:

                  National Medical Health Card Systems, Inc.
                  c/o Stuart Angowitz, Esq.
                  430 Park Avenue - 11th Floor
                  New York, NY 10022

                  and

                  Vytra Healthcare Long Island, Inc.
                  395 North Service Road
                  Melville, New York 11747

                  Attn: Susan W. Lawlor, Corporate Counsel

      (c) Either party shall have the right to substitute addresses for such notices upon prior written notice to the other given in the manner set forth above provided that notice of such change of address shall be effective only upon receipt.

19.   ENTIRE AGREEMENT

      This Agreement and attachments embody the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter and there are no other agreements relating to the subject matter hereof. The parties expressly acknowledge that all understandings and agreements heretofore had between the parties are merged into this Agreement and attachments, which alone fully and completely expresses their agreement, and that the same is entered into after full investigation, no party relying upon any other statement or representation made by any party not embodied in this Agreement. No party shall be liable in any manner whatsoever to any other party for any promises, statements, representations or information pertaining to the substance of this Agreement, except as expressly set forth herein. All schedules and exhibits attached hereto shall constitute integral parts of this Agreement and are specifically incorporated herein.

20.   FURTHER ASSURANCES

      Following the execution of this Agreement, each party hereto will, at any time, as may be permitted by law, at the request of the other party, execute, acknowledge and deliver to or upon the request of such other party, such further instruments and take such other action as said party may reasonably request, in order to effectuate this Agreement and the transactions referred to herein or contemplated hereby.

21.   NO WAIVER

      No waiver by either party of any rights hereunder shall be effective unless in writing signed by the party to be charged, and in any event shall be effective only in the specific instance for which given and shall not effect the meaning or interpretation of this Agreement or any other waiver. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

22.   SECTION HEADINGS

      The captions of the various sections of this Agreement have been included for reference purposes only and shall not effect the meaning or interpretation of this Agreement.

23.   ASSIGNMENT

      Except for the dispensing of prescription drugs by third party pharmacies and formulary management, Health Card may not, in whole or in part, assign, delegate, sublet or transfer this Agreement without the express written consent of Vytra Healthcare, such consent shall not be unreasonably withheld, except that Health Card may assign, delegate, sublet or transfer this Agreement to an affiliate, subsidiary or related entity. Vytra Healthcare may not assign, delegate, sublet or transfer this Agreement without the express written consent of Health Card, such consent shall not be unreasonably withheld, except that Vytra Healthcare may assign, delegate, sublet or transfer this Agreement to an affiliate, subsidiary, or related entity.

24.   GENDER AND NUMBER

      The use of the masculine, feminine or neuter gender and the use of singular and plural shall not be given the effect of any exclusion or limitation herein.

25.   GOVERNMENTAL ACTION

      To the extent that state insurance or health regulators determine that any provision in this Agreement fails to comply with applicable State law or regulations, the parties agree to make the necessary and appropriate amendments to the Agreement to bring it into compliance with such laws and regulations.

26.   COMPLIANCE WITH LAWS

      In performing its obligations hereunder, Health Card and Vytra Healthcare shall abide by all applicable State and Federal laws, rules and regulations including but not limited to those laws, rules and regulations governing a health maintenance organization's obligation to provide services to its members.

27.   FORCE MAJEURE

      Either party shall not be held liable for any failure to perform caused by force majeure events, including, but not limited to, industrial disputes, strikes, lockouts, riots, mobs, fire, flood, wars (declared or undeclared), civil strife, embargo, delivery delays, defects or shortages of raw materials from suppliers, defects or delays in deliveries by subcontractors which the party cannot reasonably remedy in any way, power shortages, currency or other restrictions caused by reason of laws, regulations, or orders by any government, governmental agency or by any supervening unforeseeable circumstances whatsoever beyond the control of a party.

28.   TRADEMARKS AND COPYRIGHTS

      The parties reserve the right to the control and use of their names and all symbols, trademarks, or service marks presently existing or later established. Neither party shall use the other party's name, symbol, trademarks, or service marks or such marks as such party controls in advertising or promotional materials or otherwise without the prior written consent of such other party except that: Vytra Healthcare may list the name, address, telephone number of all Participating Pharmacies in its Medical Directory and inform others that it has an arrangement with Health Card for the provision of Pharmacy Services. Any other use by a party, without the approval of the other party, of the name, symbol, trademarks or service marks of such other party shall cease immediately upon written notice by the grieving party.

29. This Agreement shall only apply to the Vytra Healthcare Service Area. As of the date hereof, the Vytra Healthcare Service Area is comprised of Nassau, Suffolk and Queens Counties in New York. However, if the Vytra Healthcare Service Area, as approved by applicable regulatory authorities, if necessary, expands to any additional parts of New York State, or to any parts of New Jersey or Connecticut, then Vytra Healthcare shall promptly so notify Health Card, whereupon, the Vytra Healthcare Service Area, for purposes of this Agreement, shall automatically include such other applicable areas and this Agreement shall be in effect for such other areas.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed by their duly authorized representatives, on the 15 day of April, 1996.


ChoiceCare Long Island, Inc.,         National Medical Health Card Systems, Inc.
d/b/a Vytra Healthcare


By: /s/ David S. Reynolds             By: /s/ Linda Portney
    ------------------------------        -------------------------------

Name:  David S. Reynolds, PhD.            Name:  Linda Portney
Title: President                          Title: President

                                    EXHIBITS

Exhibit A  -  Capitation Rates and Base Rates

Exhibit A1 -  Example of computation to determine Compensation

Exhibit B  -  Health Card's Credentialling Program and Criteria

Exhibit C  -  Medicaid Protocols

Exhibit D  -  Format of Utilization and Management Information Reports, DUR
              Reports

Exhibit E  -  Health Card's Audit Process of Participating Pharmacies

Exhibit F  -  High Cost Drugs Requiring Prior Authorization

Exhibit G  -  Vytra Healthcare's Grievance Procedure

Exhibit H  -  Additional Charges

                                         Exhibit A

                                       Rate Schedule


                               National Medical Health Card Systems, Inc.
Hcrate1 Rate Schedule Everyone Else, Medicaid, & Medicare December 1995-November 1998

                   Everyone Else              Medicaid              Medicare*
      Month          Base Rate                Base Rate             Base Rate
      -----          ---------                ---------             ---------
December 1995          **                                              **
January 1996
February 1996
March 1996
April 1996
May 1996
June 1996
July 1996
August 1996
September 1996
October 1996
November 1996

December 1996
January 1997
February 1997
March 1997
April 1997
May 1997
June 1997
July 1997
August 1997
September 1997
October 1997
November 1997

December 1997
January 1998
February 1998
March 1998
April 1998
May 1998
June 1998
July 1998
August 1998
September 1998
October 1998
November 1998

*$1000 maximum per year.


     ** Confidential portion filed separately with the Commission.

                               National Medical Health Card Systems, Inc.
Hccapr1 Rate Schedule Everyone Else, Medicaid, & Medicare December 1995-November 1998

                   Everyone Else              Medicaid              Medicare*
      Month      Capitation Rate       Capitation Rate        Capitation Rate
      -----      ---------------       ---------------        ---------------
December 1995        **                                               **
January 1996
February 1996
March 1996
April 1996
May 1996
June 1996
July 1996
August 1996
September 1996
October 1996
November 1996

December 1996
January 1997
February 1997
March 1997
April 1997
May 1997
June 1997
July 1997
August1997
September 1997
October 1997
November 1997

December 1997
January 1998
February 1998
March 1998
April 1998
May 1998
June 1998
July 1998
August 1998
September 1998
October 1998
November 1998

*$1000 maximum per year.

     **Confidential portion filed separately with the Commission.

                                          Exhibit I

                             Sample Rate Adjustment Calculation



             ChoiceCare    HealthCard
first 10%         50.00%        50.00%
next 5%           75.00%        25.00%
next 5%           85.00%        15.00%
remainder         90.00%        10.00%

-------------------------------------------------------------------------------------------------
          Example # 1                   Example # 2                 Example # 3
Base             $15.00                       $15.00                      $15.00

actual           $18.00                       $11.00                      $14.70
variance         ($3.00)                       $4.00                       $0.30
variance %      -20.00%                       26.67%                       2.00%

10% =             $1.50                        $1.50                       $1.50
5% =              $0.75                        $0.75                       $0.75

            ChoiceCare    HealthCard     ChoiceCare    HealthCard    ChoiceCare    HealthCard
first 10%         $0.75         $0.75          $0.75         $0.75         $0.15         $0.15
next 5%           $0.56         $0.19          $0.56         $0.19         $0.00         $0.00
next 5%           $0.64         $0.11          $0.64         $0.11         $0.00         $0.00
remainder         $0.00         $0.00          $0.90         $0.10         $0.00         $0.00

Total             $1.95         $1.05          $2.85         $1.15         $0.15         $0.15

-------------------------------------------------------------------------------------------------